Exhibit 99.1

4Front Ventures Announces Opening of New Mission Dispensary in Norridge, Illinois

PHOENIX, May 23, 2024 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF), a vertically integrated, multi-state cannabis operator and retailer, is thrilled to announce the opening of its latest retail location, Mission Dispensary in Norridge, Illinois. Set to open on Saturday, May 25th, this new store marks a significant expansion of 4Front Ventures' retail presence in Illinois. The dispensary will operate from 9 a.m. to 9 p.m. Monday through Saturday, and from 10 a.m. to 7 p.m. on Sundays.

4Front Ventures Announces Opening of New Mission Dispensary in Norridge, Illinois (CNW Group/4Front Ventures Corp.)

Located at 4113 N Harlem Ave, the Mission Norridge Dispensary occupies a prime location in the heart of Norridge, conveniently near Routes 43 and 19, as well as Interstates I-90 and I-294. This dispensary serves Norridge, Harwood Heights, Schiller Park, and the surrounding neighborhoods close to Chicago O'Hare Airport, and offers ample parking for visitors. Customers can explore a diverse selection of premium cannabis products, including our in-house brands such as The Hunt, Mission Cannabis, and Crystal Clear, as well as other leading brands like Lost Farm, Ascend, Cresco, GTI, and Aeriz.

Andrew Thut, CEO of 4Front Ventures, shared his excitement: "We are thrilled to announce the opening of our new Mission Dispensary in Norridge, a significant step in our Illinois expansion. This location is central to our strategy, enhancing our footprint and providing an outstanding retail experience with high-quality, innovative products designed to meet the varied needs of our clientele. We are delighted with this new venue, and our Mission Dispensary team is eager to start engaging with and serving the local community."

The Memorial Day weekend opening will showcase exclusive product drops, special promotions, and opportunities for guests to engage with expert staff. Additionally, customers are encouraged to join the Mission High Rollers Club, which offers exclusive benefits such as monthly gifts/promotions, a 15% discount on each purchase (with a maximum discount of 35%), early access to deals, special event invitations, and a 25% discount on the first purchase for early joiners.

For more information about the new Mission Dispensary in Norridge, including product availability, please visit the Mission Dispensaries website.

About 4Front Ventures Corp.
4Front is a national, vertically integrated multi-state cannabis operator that owns or manages operations and facilities in Illinois, Massachusetts, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit 4frontventures.com.

The new dispensary is owned by Euphoria, LLC and will be managed by 4Front under a management services agreement until a change of ownership application is approved by the Illinois Department of Financial and Professional Regulation.

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SOURCE 4Front Ventures Corp.

View original content to download multimedia: http://www.newswire.ca/en/releases/archive/May2024/23/c7124.html

%CIK: 0001783875

For further information: 4Front Investor Contacts, Andrew Thut, Chief Executive Officer, IR@4frontventures.com, 602 633 3067; 4Front Media Contacts, pr@4frontventures.com

CO: 4Front Ventures Corp.

CNW 07:00e 23-MAY-24